HENDERSON GLOBAL FUNDS

Written Instrument Establishing and Designating Series and Classes of Interests

The undersigned, the Trustees of the Henderson Global Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated May 11, 2001, as amended (the “Declaration of Trust”), pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, do hereby establish and designate a new series of Interests of the Trust to be known as the Henderson Emerging Markets Opportunities Fund (the “New Series”), and further do hereby establish three classes of shares of beneficial interest of the New Series (the “Shares”) designated Class A, Class C and Class W (each a “Class”).  The New Series and Shares of each Class shall be redeemable and have the same voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust with respect to the Series and Class set forth therein.  The Shares, when issued and paid for in accordance with the terms of the then current Registration Statement, shall be validly issued, fully paid and nonassessable.

(Signature Page Follows)

(Signature Page – Henderson Global Funds - Written Instrument Establishing and Designating Series and Classes of Interests )

IN WITNESS WHEREOF, the undersigned have this 6th day of October, 2010 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ C. Gary Gerst C. Gary Gerst, Chairman and Trustee
/s/ Roland C. Baker Roland C. Baker, Trustee
/s/ Faris F. Chesley Faris F. Chesley, Trustee